Exhibit 99

Contact:	J.H. Campbell, Jr., Chairman of the Board
(225) 769-2020
Jack McGregor, Chief Executive Officer 9;
(225) 296-8306

PICCADILLY CAFETERIAS, INC. TO PURSUE STRATEGIC OPTIONS

INCLUDING THE POSSIBLE SALE OF THE COMPANY

BATON ROUGE, Louisiana (June 30, 2003) – Piccadilly Cafeterias, Inc. (AMEX:PIC) announced today that its Board of Directors has authorized management to pursue a range of strategic options, including a potential sale of the Company, in an effort to maximize the Company’s value for the benefit of its constituencies.

Phoenix Management Services, Inc., Piccadilly’s new strategic advisor, will assist management in sale preparations and in inviting expressions of interest from strategic and financial buyers.

J.H. Campbell, Jr., Chairman of the Board, said "Piccadilly is confronted with multiple challenges, which, in the view of the Board, raise serious issues about the Company’s ability to continue as a viable and independent going concern beyond its fiscal year ending June 29, 2004. Exploring all available options to protect the Company, its employees and the overall business has brought us to the point of considering a range of strategic options, including a potential sale of the Company."

Piccadilly’s recent sales declines, if not reversed, would likely result in a covenant default under the Company’s principal credit facility within the next 12 months. The Company cannot guarantee that, in the event of a default, it could obtain covenant waivers or obtain a replacement facility on commercially reasonable terms.

The Company previously announced that its unfunded pension liability is expected to increase as of its fiscal year ending July 1, 2003. As with many other pension plans around the country, the liability increase reflects a deterioration in the funded status of the Company’s defined benefit plan, due to declines in the equity markets and market interest rates for much of the past year. Beginning in 2004, the Company will be required to make substantial cash contributions to satisfy the funding requirements of the plan.

Other alternatives that management will explore include an equity investment in the Company or a restructuring of the Company’s debt. Piccadilly has approximately $39 million in senior notes outstanding. One feature of the notes requires the Company to make a cash offer to buy approximately $5 million of the notes no later than October 28, 2003.

"Although the Board and management believe there will be sufficient cash available from the Company’s operations and funding sources to meet its obligations under the notes and its pension plan through the end of fiscal 2004, we feel the need to fully provide for all potential outcomes," Campbell said.

J.G. "Jack" McGregor, Piccadilly’s Chief Executive Officer since the departure of Ronnie LaBorde in May 2003, stated, "Management is in full accord with the strategic plan of the Board and believes that the sales process will maximize the value of the franchise."

Concerning the possibility that an offer might require the sale or investment to be consummated under the federal bankruptcy laws, Campbell said, "That is a possible outcome. In fact, should no workable solution come from outside sources in the form of a sale or equity injection, the Board may avail itself of the reorganization opportunity afforded by the Bankruptcy Code. Our objective is to provide the best opportunity for the Company’s long-term success and the continued employment of our loyal workforce."

Azam Malik, Piccadilly’s President and Chief Operating Officer, stated, "Our efforts remain focused on satisfying our guests and ensuring that they receive the best that Piccadilly has to offer. For almost 60 years, we’ve provided traditional home-cooked meals at competitive prices. We are committed to continuing the Piccadilly tradition for decades to come."

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 175 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit www.piccadilly.com.

 Forward-looking statements regarding management's present plans or expectations may differ materially from actual results.  These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

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